Exhibit 10.2
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

    This Confidential Separation Agreement and General Release (“Agreement”) is entered into between Adam Michaels (“Employee”) and Crocs, Inc. (“Company”), collectively referred to as the “Parties.”
WHEREAS, on March 3, 2025, Employee gave the Company formal notice of his intent to resign his employment effective May 1, 2025 (the “Separation Date”);
WHEREAS, Employee satisfactorily carried out all transition activities requested by the Company in the two months before the Separation Date;
WHEREAS, Employee and the Company desire to finalize Employee’s orderly departure and resolve any claims or disputes Employee may have with the Company that exist at the time this Agreement is executed by the Parties;
WHEREAS, since Employee has voluntarily resigned his employment with the Company, he would otherwise not be entitled to any benefits, payments, or other consideration resulting from his departure pursuant to the terms of the promotion letter agreement entered into between the Parties on or about February 4, 2022 (the “Promotion Agreement”, attached as Exhibit A), or any other agreement;
WHEREAS, in exchange for the consideration provided by the Company herein, Employee has agreed to reaffirm and extend certain restrictive covenants as set forth more fully below;
    NOW THEREFORE, in consideration of all mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company agree:
1.Separation Payment.
a.The Company will pay Employee the sum of $320,000.00 (the “Separation Amount”), in a lump sum, less any and all required and/or authorized deductions and withholdings. The Company will pay the Separation Amount within thirty (30) days following the expiration of the revocation period set forth in Paragraph 12, below, provided that Employee has returned a copy of this Agreement to the Company and Employee has not exercised his revocation rights.
b.Employee acknowledges that the Company has made no representation about the tax consequences of the Separation Amount or any other consideration provided by the Company to Employee pursuant to this Agreement. Employee agrees to indemnify and hold the Company harmless for any and all claims, taxes, or penalties asserted against the Company relating to the Separation Amount or other consideration provided by the Company pursuant to this Agreement.

Exhibit 10.2
2.All Compensation Received. Employee acknowledges that Employee has received all wages, compensation, or other amounts owed to Employee, that the consideration referenced in Paragraph 1, above, is in addition to any wages or other compensation owed to Employee, and that, separate from the terms of this Agreement, Employee is not otherwise entitled to the consideration referenced in Paragraph 1.
3.Release of Claims.
a.In consideration of the Company’s agreements set forth in Paragraph 1, Employee hereby and forever releases the Company and its officers, directors, employees, managers, supervisors, agents, attorneys, insurers, reinsurers, investors, shareholders, administrators, parents, affiliates, divisions, subsidiaries, predecessor and successor corporations, assigns, and any other related persons or entities (“the Releasees”) from, and agrees not to sue concerning, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, liquidated or contingent, that Employee may possess against any of the Releasees arising from any omissions, acts, or facts that have occurred up until and including the date on which Employee signs this Agreement including, without limitation:
i.any and all claims arising out of or relating to Employee’s employment with or separation from the Company;
ii.any and all public policy, contract, tort, or common law claims, including, but not limited to, wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (express and implied), breach of a covenant of good faith and fair dealing (express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;
iii.any and all claims or demands for wages, compensation or other amounts claimed to be due from the Company, including, but not limited to, claims for bonuses, commissions, stock, stock options, or any equity or ownership interest in the Company, vacation pay, personal time off, sick pay, fringe benefits, 401(k) match, expense reimbursements, or any other form of payment;
iv.any and all claims for violation of federal, state, or local constitution, law, code, ordinance, statute, or other legislative enactment, as amended, including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Genetic Information Nondiscrimination Act of 2008; the Civil Rights Acts of 1866 and 1871; Sections 1981 through 1988 of Title 42 of the United States Code; the Age Discrimination in Employment Act; the

Exhibit 10.2
Older Workers Benefit Protection Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Lilly Ledbetter Fair Pay Act; the Families First Coronavirus Response Act; the Colorado Anti-Discrimination Act; the Colorado Labor Peace Act; the Colorado Wage Act; the Colorado Minimum Wage Act; the Colorado HELP Rules; the Colorado Minimum Wage Order; the Colorado COMPS Order; the Colorado Pregnant Workers Fairness Act; the Colorado Public Health Emergency Whistleblower Act; the Colorado Equal Pay for Equal Work Act; the Colorado Employment Opportunity Act; or the Colorado Social Media and the Workplace Law;
v.any and all claims arising out of any other federal, state, or local statute, law, rule, regulation, or ordinance; and
vi.any and all claims for damages (whether compensatory, punitive, or otherwise), attorneys’ fees, and costs.
b.Employee agrees that the release set forth in this Paragraph 3 shall be and remains in effect in all respects as a complete general release. Employee agrees that in the event Employee brings a claim covered by the foregoing release in which Employee seeks damages or other remedies against the Releasees, this Agreement shall serve as a complete defense to such claims. Employee agrees that in the event any government agency pursues any such claim in Employee’s name or on Employee’s behalf, this Agreement shall serve as a bar to any recovery by or relief to Employee, except an award for providing information to the Securities and Exchange Commission (SEC) or any other securities regulatory agency or authority.
c.Employee agrees that any breach of this Paragraph 3 shall constitute a material breach of this Agreement. Employee agrees to reimburse the Releasees for all costs, attorneys’ fees, and any and all damages incurred by the Releasees in defending against a claim brought or pursued by Employee in violation of this Agreement.
d.This general release does not extend to the obligations of the Company created by this Agreement, and shall not apply to any claim for unemployment compensation Employee may file with a governmental agency.
e.Employee affirms that Employee has not filed nor caused to be filed, nor is presently a party to, any claim against the Company, with the exception of any filing with the SEC or any other securities regulatory agency or authority.
f.Notwithstanding the general release in this Paragraph 3 or any other language in this Agreement, the Company agrees that it will, at its expense, indemnify, hold harmless and defend Employee from and against any and all damages, losses, liabilities, costs and expenses, including reasonable attorneys’ fees, that Employee may incur as a result of any

Exhibit 10.2
third-party claim or action arising from or related to Employee’s performance of his duties for the Company.
4.Employee Affirmations; Expansion of Restrictive Covenants.
a.Employee affirms that Employee has reported all hours worked as of the date Employee signs this Agreement and has been paid and/or has received all compensation, wages, bonuses, commissions, vacation pay, sick pay, public health emergency leave pay, and/or other benefits to which Employee may be entitled.
b.Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act, the Colorado Healthy Families and Workplaces Act, the Colorado Family and Medical Leave Insurance Act, or related state or local leave, sick leave, public health emergency leave, or disability accommodation laws.
c.Employee affirms that Employee has no known workplace injuries or occupational diseases. Employee also affirms that Employee is not aware of any workplace violation of government health or safety rules, or workplace threat to health or safety.
d.Employee affirms that Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and Employee’s agreement(s) with the Company (including but not limited to the Promotion Agreement) and/or relevant statutory or common law. Employee understands and acknowledges that notwithstanding the provisions above, Employee will not be held criminally or civilly liable for any disclosure of any of Company’s proprietary or confidential information that Employee makes: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal; or (c) to Employee’s attorney or in a sealed court filing in a lawsuit alleging retaliation for reporting a suspected violation of law.
e.Employee affirms and agrees that during his employment with the Company he has complied with all terms of the Promotion Agreement, and in particular Sections 9-12 of that agreement, and that he will comply with the terms of the Promotion Agreement following the Separation Date.
f.Employee further understands and agrees that nothing in this Agreement is intended to limit or prevent Employee from disclosing information about workplace health and safety practices or hazards.
g.Employee affirms that Employee has returned all of the Company’s property, documents, and/or any confidential information in Employee’s possession or control. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at the Company’s premises and that the Company is not in possession of any of Employee’s property.

Exhibit 10.2
h.The Parties further agree, in exchange for the consideration set forth in this Agreement, that the Non-Compete period referenced in Section 11 of the Promotion Agreement shall be extended from 12 months following the Separation Date to 24 months following the Separation Date, and that the Non-Solicitation period referenced in Section 12 of the Promotion Agreement shall be extended from 12 months following the Separation Date to 18 months following the Separation Date.
5.Confidentiality.
a.Employee expressly agrees that Employee will keep the terms of this Agreement strictly confidential. Employee will not communicate (orally or in writing), or in any way voluntarily disclose or allow or direct others to disclose, the terms of this Agreement to any person, judicial or administrative agency or body, business entity or association, or anyone else for any reason whatsoever, unless required to do so to enforce the terms of this Agreement, or pursuant to lawful subpoena or to an order of a court of competent jurisdiction, except that Employee may disclose the terms of this Agreement to Employee’s spouse, attorney and tax or financial advisor. If disclosure is made to any of the persons listed in this Paragraph 5, Employee agrees to inform such persons of the confidentiality requirements of this Agreement and will not make any disclosure to such persons without first obtaining the agreement of those persons to keep the information confidential. However, nothing in this Agreement prevents Employee from engaging in activity protected by the National Labor Relations Act or any other applicable law, including but not limited to the right to discuss terms and conditions of employment and workplace matters of mutual concern, and the right to discuss or disclose, either orally or in writing, any alleged discriminatory or unfair employment practice under Colo. Rev. Stat. § 24-34-402 et seq.
b.It is expressly agreed that the provisions of this Paragraph 5 are essential provisions of, and partial consideration for, this Agreement between the Parties. Employee acknowledges and agrees that any breach of this Paragraph 5 by Employee or by any of the persons listed above is a material breach of this Agreement for which Employee is responsible. In addition, Employee shall reimburse the Company for any and all costs (including, but not limited to, attorneys’ fees) incurred by the Company in enforcing the terms of this Paragraph 5.
6.No Re-Hire. Employee will not apply for any position with the Company and will not be eligible for rehire by the Company. In the event Employee applies for a position at the Company, the Parties agree the Company has no obligation to consider Employee for employment.
7.References. The Company agrees it will follow its general policy of providing to prospective employers only Employee’s dates of employment and positions held, provided any requests for information are made through and responded to by the Company’s Human Resources Department.
8.No Assignment of Claims. Employee warrants that Employee has not assigned any claims or rights released in this Agreement.
9.Non-Disparagement.

Exhibit 10.2
a.Employee agrees and warrants that Employee will not disparage, defame, belittle, ridicule, discredit, denigrate or in any other way harm or damage the reputation of Releasees, their products or services. Employee further agrees and warrants that Employee will not make, file, prepare, report, or assist in making, filing, preparing, or reporting any disparaging remarks regarding Releasees via the Internet or any news media. However, nothing in this Agreement prevents Employee from engaging in activity protected by the National Labor Relations Act or any other applicable law, including but not limited to the right to discuss terms and conditions of employment and workplace matters of mutual concern, and the right to discuss or disclose, either orally or in writing, any alleged discriminatory or unfair employment practice under Colo. Rev. Stat. § 24-34-402 et seq.
b.Employee understands that nothing in this Agreement prohibits Employee from filing a charge or participating in an investigation conducted by a federal, state, or local governmental agency, including but not limited to the Equal Employment Opportunity Commission, the SEC, the Financial Industry Regulatory Authority, or the National Labor Relations Board. However, Employee agrees that this Agreement shall serve as a bar to any recovery by or relief to Employee, except an award for providing information to the SEC or any other securities regulatory agency or authority.
10.No Admission of Wrongdoing. By entering into this Agreement, the Company does not admit that it engaged in any unlawful or improper conduct, or that it is legally obligated to Employee in any way.
11.Negotiated Agreement. The consideration stated herein is contractual and not merely a recital. The Parties hereto execute and deliver this Agreement after being fully informed of its terms, contents and effects. The Parties acknowledge that this Agreement is a negotiated agreement that both Parties have reviewed with their attorneys, that both Parties have had a full opportunity to revise the language of the Agreement, and that, in the event of a dispute, the Agreement should not be construed in any way either for or against a party based on whether a particular party was or was not the primary drafter of this Agreement.
12.ADEA Waiver; Acknowledgments; Revocation.
a.This Agreement shall be effective, binding on the Parties, and in full force and effect immediately following the execution of the Agreement by both Parties, except for Employee’s release of ADEA claims (if any), which shall be binding and effective as of the expiration of the revocation period addressed below.
b.Employee acknowledges:
i.That by executing this Agreement, Employee waives all rights or claims, if any, that Employee may have against the Company under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq. (“ADEA”);
ii.That this Agreement has been written in a manner calculated to be understood by Employee, and is in fact understood by Employee;

Exhibit 10.2
iii.That the aforementioned waiver reflects specifically, but is not limited to, all rights or claims, if any, that Employee may have against the Company arising under the ADEA;
iv.That Employee is not waiving rights and claims that Employee may have under the ADEA against the Company that may arise after the date on which this Agreement is executed;
v.That Employee is waiving rights and claims that Employee may have under the ADEA, if any, only in exchange for consideration in addition to anything of value to which Employee is already entitled;
vi.That Employee is advised and has had the opportunity to consult with an attorney of Employee’s choice prior to executing this Agreement;
vii.That Employee has been given a period of 21 days from the date on which Employee receives this Agreement, not counting the day upon which Employee receives the Agreement, within which to consider whether to sign this Agreement;
viii.That if Employee wishes to execute this Agreement prior to the expiration of the 21-day period set forth in subsection (g) of this Paragraph 14, Employee may do so;
ix.That Employee has been given a period of 7 days following Employee’s execution of this Agreement to revoke Employee’s waiver of all claims, if any, under the ADEA, and Employee’s release of any claims under the ADEA shall not become effective or enforceable until the revocation period has expired without Employee revoking Employee’s waiver of all claims under the ADEA;
x.That to revoke Employee’s waiver of all claims under the ADEA, Employee understands that Employee must deliver a written, signed statement that Employee revokes Employee’s waiver of all claims under the ADEA to the Company by hand or by mail within the 7 day revocation period. The revocation must be postmarked within the period stated above and properly addressed to the Company at the following address:
Daniel Hewitt
Crocs, Inc. Legal Department
500 Eldorado Blvd, Bldg 5
Broomfield, CO 80021

xi.That this Agreement becomes null and void and of no further force or effect if Employee does not sign, date and return this Agreement to the Company within 21 days after the date on which Employee receives this Agreement; and

Exhibit 10.2
xii.That any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original period of up to 21 calendar days during which Employee may consider this Agreement.
13.Duty of Cooperation. Employee agrees that at any time upon request from the Company, Employee will provide complete and truthful information to, and otherwise cooperate fully with, the Company and any of its legal counsel, agents, insurers and representatives in connection with any investigations, litigation, agency, administrative or other governmental proceedings or any other matters relating to the Company in which the Company determines that Employee may have relevant information. This includes but is not limited to Employee making themselves available for interviews, testimony preparation, discovery, truthful deposition and trial testimony, and any other related matters as requested by the Company. Company will reimburse Employee for any reasonable expenses associated with complying with this provision.
14.Counterparts; Signatures. This Agreement may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained electronically shall constitute effective execution of this Agreement.
15.Entire Agreement; Choice of Law; Severability. Employee and the Company agree that all of the terms agreed to between them regard the subject matter of this Agreement are contained in this document and the Promotion Agreement, and that no statements or inducements have been made contrary to or in addition to the statements herein, that the terms hereof are binding on and enforceable for the benefit of Employee’s successors and assigns, that the Agreement shall be governed by Colorado law, and that the provisions of this Agreement are severable, so that if any paragraph of this Agreement is determined to be unenforceable, the other paragraphs shall remain valid and fully enforceable.

Exhibit 10.2

Accepted and agreed.

EMPLOYEE

/s/ Adam Michaels
Adam Michaels

Date:     5/2/2025

CROCS, INC.

By:    /s/ Shannon Sisler
    Shannon Sisler
    EVP, Chief People Officer

Date:     5/2/2025

Exhibit A – Promotion Agreement